Exhibit 10.2

FORM OF

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of             , 2019, is made by and among Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Brands, Inc., a Delaware corporation (“BellRing Inc.”), and BellRing Brands, LLC, a Delaware limited liability company (“BellRing LLC”).

RECITALS

A.    BellRing Inc., BellRing LLC, and Post are parties to that certain Master Transaction Agreement, dated as of            , 2019 (the “Transaction Agreement”).

B.    To facilitate the transaction described in the Transaction Agreement, the parties deem it appropriate and in the best interests of the parties to enter into this Agreement for the purpose of, together with the Master Services Agreement, allocating assets, Liabilities and responsibilities with respect to certain employment matters, employee compensation and benefit plans and programs described herein between and among them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined or provided herein, the capitalized terms used herein shall have the meanings given to them in the Transaction Agreement. In addition to the other terms defined elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meaning set forth below:

“BellRing Benefit Plans” means any Benefit Plan sponsored or maintained or contributed to by BellRing Inc. or any member of the BellRing Group (or their predecessors), and any Benefit Plan assumed or adopted by BellRing Inc. or any member of the BellRing Group, specifically excluding any Post Benefit Plan.

“BellRing Employees” means employees of and service providers to BellRing Inc. or any member of the BellRing Group.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment (whether written or unwritten, formal or informal) that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, wellness, sick leave, vacation pay, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, (a) including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or has any Liabilities, directly or indirectly, contingent or fixed) and (b) excluding any indemnification obligations, other than any obligations contained in any of the foregoing.

A “Change of Control” of BellRing Inc. and BellRing LLC shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated which (a) results in Post no longer controlling more than 50% of the combined voting power of the capital stock of BellRing Inc. entitled to vote generally in the election of directors of BellRing Inc. (including, for avoidance of doubt, (i) the granting or entry into by Post or any of its Affiliates (other than BellRing Inc. or any of its Subsidiaries) of proxies, voting agreements or other voting arrangements with third parties in accordance with the BellRing Limited Liability Company Agreement pursuant to which such third parties have the right to direct how Post or any of its Affiliates (other than BellRing Inc. or any of its Subsidiaries) shall cast all or a portion of the votes to which the Class B Common Stock of BellRing Inc. is entitled, or (ii) the distribution by Post of its retained beneficial interest in BellRing Inc. by means of a spin-off or split-off to its shareholders (however structured or evidenced)), or (b) involves the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of BellRing Inc. and its Subsidiaries taken as a whole; and a “Change of Control” of BellRing LLC shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated which (x) results in BellRing LLC no longer being a direct or indirect Subsidiary of BellRing Inc. or (y) involves the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of BellRing LLC.

“COBRA” means the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former BellRing Employees” means former employees of and service providers to BellRing Inc. or any member of the BellRing Group, or any predecessor company thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Post Benefit Plans” means any Benefit Plan sponsored or maintained by Post or any member of the Post Group, specifically excluding any BellRing Benefit Plan.

ARTICLE II

U.S. 401(K) AND HEALTH AND WELFARE PLANS

2.1    401(k) Plan. Members of the BellRing Group which employ employees eligible for the Post Holdings, Inc. Savings Investment Plan (“Post SIP”) shall remain “participating employers” (as such term is defined in the Post SIP) in the Post SIP through December 31, 2019. BellRing Inc. shall establish and adopt, effective January 1, 2020, a safe harbor 401(k) plan meeting the requirements of Code Section 401(k)(12)(B) and 401(m)(11) (the “BellRing Brands, Inc. 401(k) Plan”) and require that the trust that funds the BellRing Brands, Inc. 401(k) Plan shall accept a direct trust-to-trust transfer of the account balances of such eligible employees of BellRing Inc. and the BellRing Group from the trust that funds the Post SIP, which transfer shall include without limitation such employees’ loans taken out under the Post SIP. Without limiting the foregoing, BellRing Inc. shall ensure that the terms of the BellRing Brands, Inc. 401(k) Plan proposed to be adopted in accordance with the immediately preceding sentence and maintained thereafter may not differ significantly from those of the Post SIP to the extent that: (a) the difference in such terms would result in the service provider(s) selected for the BellRing Brands, Inc. 401(k) Plan not being able to establish the plan and accept contributions into the accounts for the BellRing Brands, Inc. 401(k) Plan effective January 1, 2020, as determined by such service provider(s); or (b) in the reasonable assessment of Post, the difference in such proposed terms (i) would pose a material risk that the Post SIP may fail any applicable nondiscrimination testing under the Code or (ii)

would otherwise be legally inadvisable with respect to Post or the Post SIP. As soon as feasibly possible and without unreasonable delay BellRing Inc. shall submit an application to the IRS seeking a favorable determination or opinion letter from the IRS that the BellRing Brands, Inc. 401(k) Plan is tax-qualified under Section 401(a) of the Code. Upon the adoption of the BellRing Brands, Inc. 401(k) Plan, BellRing Inc. and BellRing LLC shall permit and facilitate the participation of eligible employees of BellRing Inc. or any member of the BellRing Group who, as of December 31, 2019, were eligible to participate in the Post SIP.

2.2	U.S. Health and Welfare Benefit Plan.

(a)    Unless otherwise determined by Post, BellRing Inc. and its Subsidiaries’ participation in the Post Holdings, Inc. Health and Welfare Benefit Plan, including the Post severance plans which form part of the Post Holdings, Inc. Health and Welfare Benefit Plan (“Post H&W Plan”), shall cease December 31, 2019. Provided such participation in the Post H&W Plan ceases December 31, 2019, (i) BellRing Inc. or BellRing LLC shall adopt, or BellRing LLC shall cause one of its Subsidiaries to adopt, with Post’s good faith and reasonable efforts to assist, a health and welfare benefit plan subject to ERISA (“BellRing Health and Welfare Benefit Plan”), and (ii) effective January 1, 2020, BellRing Inc. or BellRing LLC (or its Subsidiary) shall, subject to any actively-at-work requirements, permit and facilitate participation of eligible employees of BellRing Inc. and each member of the BellRing Group (and their dependents and beneficiaries), who, as of December 31, 2019, were eligible to participate in the Post H&W Plan, with such component benefits and under such terms and conditions as are substantially comparable in the aggregate to those that comprise the Post H&W Plan applicable to such employees as of December 31, 2019. BellRing Inc. or BellRing LLC shall, or BellRing LLC shall cause its applicable Subsidiary to, enter into HIPAA business associate agreements with applicable vendors of and service providers to the BellRing Health and Welfare Benefit Plan in accordance with applicable Law. For so long as BellRing Inc. or its Subsidiary(ies) that employ(s) or employed participants in the BellRing Health and Welfare Benefit Plan or participants in any other employee benefit program (x) are, when combined with Post or any of its Subsidiaries (other than BellRing Inc. or any of its Subsidiaries) treated as a “single employer” under Code Section 414(b) or 414(c) or successor provisions and the regulations thereunder, or (y) would otherwise be aggregated with Post or any of its Subsidiaries (other than BellRing Inc. or any of its Subsidiaries) for purposes of performing applicable nondiscrimination tests (all as determined by Post in its reasonable discretion), BellRing Inc. or BellRing LLC shall ensure or BellRing LLC shall cause its applicable Subsidiary to ensure that the BellRing Health and Welfare Benefit Plan shall not contain terms or conditions that vary from those of the Post H&W Plan in a manner that creates, in the reasonable assessment of Post, a risk that the Post H&W Plan would fail nondiscrimination requirements under any applicable provision of the Code or other applicable Law (including, without limitation, Code Section 105(h) with respect to any medical reimbursement plan and/or Code Section 79 with respect to any life insurance plan (or any successor Law(s) thereto)).

(b)    Notwithstanding anything in this Agreement to the contrary, BellRing LLC shall be responsible for any Liabilities associated with the participation in the Post H&W Plan of BellRing Employees and former BellRing Employees (and their dependents or beneficiaries) incurred prior to terminating participation in the Post H&W Plan, no matter when such claims or Liabilities are filed, reported or payable; provided however, that any premiums, claims and other administrative costs shall be allocated or passed through in accordance with Section 5.1(a) of this Agreement and with the Master Services Agreement.

ARTICLE III

EXECUTIVE COMPENSATION

3.1    Nonqualified Deferred Compensation.

(a)    The participation of employees of BellRing Inc. or any member of the BellRing Group in the Post Holdings, Inc. Deferred Compensation Plan for Key Employees and the Post Holdings, Inc. Executive Savings Investment Plan (either or both, a “Post Nonqualified Plan”) shall cease December 31, 2019. All deferral elections under the Post Nonqualified Plans shall remain in effect for the year(s) to which they relate subject to all of the terms and conditions of the Post Nonqualified Plans.

(b)    Should BellRing Inc. or any member of the BellRing Group adopt a nonqualified deferred compensation plan for employees, BellRing Inc. (or the applicable member of the BellRing Group that adopted such plan) agrees to assume all Liabilities associated with payment of account balances attributable to BellRing Employees or Former BellRing Employees under the Post Nonqualified Plans, all in accordance with Code Section 409A.

(c)    BellRing Inc. shall establish and adopt, effective January 1, 2020, a non-qualified deferred compensation plan for eligible members of its Board of Directors (the “BellRing Directors’ Deferred Compensation Plan”), and shall ensure that the terms of the BellRing Brands, Inc. Directors’ Deferred Compensation Plan proposed to be adopted are largely based on those of the Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors. Upon the adoption of the BellRing Brands, Inc. Directors’ Deferred Compensation Plan, BellRing Inc. shall permit and facilitate the participation in such plan of eligible directors of BellRing Inc. BellRing Inc. shall be responsible for any payments due under or Liabilities associated with the BellRing Directors’ Deferred Compensation Plan.

3.2    Equity Compensation/SEC Registration.

(a)    BellRing Inc. agrees to use commercially reasonable efforts to maintain effective registration statements with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (the “BellRing LTIP”) and any successor plan and any equity awards issued under the BellRing LTIP and any successor plan, to the extent any such registration statement is required by applicable Law. BellRing Inc. shall be responsible for taking all appropriate action (i) to operate the BellRing LTIP and any successor plan so that they comply with applicable Law, including compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934, as amended; (ii) to the extent shares for issuance under the BellRing LTIP are not already registered as of the IPO Closing Date, to timely register shares for issuance under the BellRing LTIP, including the filing of a registration statement on an appropriate form with the SEC; and (iii) to timely register shares for issuance under any successor plan to the BellRing LTIP, including the filing of a registration statement on an appropriate form with the SEC.

(b)    With respect to restricted stock unit awards and nonqualified stock option awards issued to employees of BellRing LLC or any member of the BellRing Group (or such entities’ predecessors) under the Post 2012 Long-Term Incentive Plan, the Post 2016 Long-Term Incentive Plan and/or the Post 2019 Long-Term Incentive Plan (each or all, the “Post LTIP”) which awards remain unsettled or outstanding as of the IPO Closing Date and any awards made to employees of BellRing Inc., BellRing LLC or a member of the BellRing Group under the Post LTIP or its successor LTIP made after the IPO Closing Date (“Outstanding Post Awards”): (i) such Outstanding Post Awards shall vest or continue to vest and be settled or forfeited according to their terms, or (ii) later, following the Effective Time, if legally permissible as determined by Post, and in the determination of the Post Board of

Directors or its Corporate Governance and Compensation Committee, and agreed to by the BellRing Inc. Board of Directors, be converted (in whole or in part, as applicable) into awards issued under the BellRing LTIP or any successor thereto, all according to the terms of the applicable Post LTIP and award agreement and the applicable BellRing LTIP and award agreement, it being understood that all or any portion of such Outstanding Post Award that is elected to be converted into awards issued under the BellRing LTIP or any successor thereto shall be forfeited under the applicable Post LTIP in exchange for such awards issued under the BellRing LTIP. Notwithstanding anything to the contrary in the foregoing, Post’s Board of Directors or its Corporate Governance and Compensation Committee shall have the exclusive authority to determine the treatment of any Outstanding Post Awards in the event of a subsequent spin-off or sale of Post’s retained interest in BellRing Inc. and its Subsidiaries consistent with the terms of the Post LTIP or its successor LTIP and award agreements applicable thereunder.

ARTICLE IV

CANADIAN EMPLOYMENT MATTERS

4.1     Canadian Benefit Plans.

(a)    As of the IPO Closing Date, certain employees located in Canada employed by a Canadian Subsidiary of Post are performing work in Canada exclusively for the BellRing Group (the “Canadian Employees”). Post may determine, in its sole discretion, to cease the participation of the Canadian Employees in (i) the Post Foods Canada Inc. Retirement Plan for Canadian Employees maintained by Post or the Post Group (the “Post Canadian Defined Contribution Plan”) and/or (ii) the Canadian health and welfare plans maintained by Post or the Post Group (the “Post Canadian Health and Welfare Benefit Plan”) if (A) Post otherwise determines that it would be legally inadvisable with respect to Post, the Post Group or the Post Canadian Defined Contribution Plan or the Post Canadian Health and Welfare Benefit Plan to continue to permit such plan participation or (B) such Canadian Subsidiary of Post is no longer at least 50% owned or controlled by Post. Notwithstanding the foregoing, any continued participation of Canadian Employees in the Post Canadian Defined Contribution Plan or the Post Canadian Health and Welfare Plan is subject to the complete terms of the applicable plan.

(b)    Notwithstanding anything in this Agreement to the contrary, BellRing LLC shall be responsible for: (i) any and all claims and Liabilities attributable to the Canadian Employees’ (and their dependents’ and beneficiaries’) participation in the Post Canadian Health and Welfare Benefit Plan incurred prior to their ceasing participation, no matter when such claims are filed, reported or payable, and (ii) any and all claims or Liabilities attributable to the employment of the Canadian Employees.

4.2    Services of Canadian Employees. In the event that Post’s Canadian Subsidiary terminates the employment of the Canadian Employees (other than in connection with Section 4.1(a)(B) above), Post shall work with its Canadian Subsidiary to hire employee(s) in Canada in order to fulfill Post’s obligations as a Service Provider (as such term is defined under the Master Services Agreement) under the Master Services Agreement.

ARTICLE V

COSTS AND LIABILITIES

5.1    Self-funded Workers Compensation and Benefits/Compensation Costs.

(a)    For so long as BellRing Inc. or any member of the BellRing Group continues to participate in, or the Canadian Employees participate in: (i) any workers compensation programs of Post or any member of the Post Group that are not insured, (ii) any health and welfare plans of Post or any member of the Post Group (whether self-funded or insured, and including but not necessarily limited to the Post H&W Plan and the Post Canadian Health and Welfare Benefit Plan, and for the sake of clarity, including any COBRA participation), (iii) severance plans or programs of Post or any member of the Post Group, (iv) the Post SIP, (v) the Post Nonqualified Plans or (vi) the Post Canadian Defined Contribution Plan, Post shall allocate or pass through, as applicable, the premiums, claims and other costs under any such program or plan, as applicable, to BellRing Inc. and members of the BellRing Group in the same manner that Post administers and allocates or passes through such premiums, claims and costs thereunder to members of the BellRing Group as of the date of this Agreement.

(b)    BellRing Inc. and BellRing LLC may elect to discontinue their and any member of the BellRing Group’s participation in Post’s workers compensation programs that are not insured, provided that BellRing Inc. or BellRing LLC gives Post written notice of such election at least ninety (90) days prior to such discontinuance. BellRing Inc. and BellRing LLC will provide Post with all information reasonably requested by Post as it relates to BellRing Inc. and its Subsidiaries’ participation in Post’s workers compensation insurance programs, its withdrawal therefrom or its participation in its own workers compensation insurance programs, subject to the terms of the Master Services Agreement.

(c)    As the Outstanding Post Awards are equity compensation for services rendered to BellRing LLC or member(s) of the BellRing Group (or their predecessors), the monthly actual expense and the employer-related payroll expense of the Outstanding Post Awards while outstanding and due to their settlement and/or exercise shall be borne by BellRing LLC or a member of the BellRing Group. The actual expense of the Outstanding Post Awards while outstanding will be allocated to BellRing LLC or one or more member(s) of the BellRing Group through a monthly cash settlement process via cash-settlement inter-company accounts or through any other applicable related-party accounts.

(d)    BellRing LLC or the applicable employer member of the BellRing Group shall remain responsible for payment of any short-term incentive/annual bonuses or any other bonuses, incentives, performance-based compensation, or other perquisites payable to employees employed by BellRing LLC or a member of the BellRing Group.

5.2     Liabilities.

(a)    As of the Effective Time, except as otherwise expressly provided for in this Agreement, BellRing LLC shall, or shall cause one or more members of the BellRing Group to, assume or retain, as applicable, and BellRing LLC shall, or shall cause one or more members of the BellRing Group, to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities, whenever incurred, under all BellRing Benefit Plans and (ii) all Liabilities, whenever incurred, with respect to the employment, service, termination of employment or termination of service of all BellRing Employees and of all Former BellRing Employees, and the respective dependents and beneficiaries of such BellRing Employees and Former BellRing Employees; provided, however, that if the BellRing Employee or Former BellRing Employee to which any such Liability relates is or was an employee or service provider exclusively of BellRing Inc. at the time such Liability arose, BellRing Inc. shall pay, perform, fulfill and discharge, in due course in full, such Liability.

(b)    From time to time after the Effective Time, BellRing LLC (acting directly or through a member of the BellRing Group) shall promptly reimburse Post, upon Post’s reasonable request and the presentation by Post of such substantiating documentation as the payor may reasonably request, for the cost of any Liabilities satisfied by Post or any member of the Post Group that are, pursuant to this Agreement, the responsibility of BellRing Inc. or BellRing LLC or any member of the BellRing Group; provided, however, that if the BellRing Employee or Former BellRing Employee to which any such Liability relates is or was an employee or service provider exclusively of BellRing, Inc. at the time such Liability arose, BellRing Inc. shall reimburse Post for the cost of such Liabilities.

ARTICLE VI

MISCELLANEOUS

6.1    Sharing of Information. Subject to any limitations imposed by applicable Law, Post, BellRing Inc. and BellRing LLC (acting directly or through members of the Post Group or the BellRing Group, respectively) shall provide to the other and their respective representatives, agents and vendors all information relevant to the performance of the parties to this Agreement. Post, BellRing Inc. and BellRing LLC also hereby agree to enter into, or cause the applicable member of the BellRing Group to enter into, any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

6.2    Post Benefit Plans/Right to Amend. Nothing in this Agreement shall prohibit Post or any other member of the Post Group from amending, modifying or terminating any Post Benefit Plan at any time within its sole discretion, provided that any such amendment, modification or termination shall not relieve Post from any obligation herein.

6.3    Consent of Third Parties. If any provision of this Agreement is dependent on the consent of a third party and such consent is withheld, the parties to this Agreement shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure to obtain any such third party consent, the parties to this Agreement shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

6.4    Regulatory Compliance. The parties to this Agreement shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities Laws.

6.5    Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA, and no party to this Agreement shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party to this Agreement shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party hereto for any Liabilities caused by the failure to satisfy any such responsibility.

6.6    No Third Party Rights. The provisions of this Agreement are solely for the benefit of the parties hereto (and the other members of the Post Group and the BellRing Group) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including any employee, former employee or service provider (and each of the foregoing Person’s dependents and beneficiaries) of the Post Group, BellRing Inc. or the BellRing Group. Furthermore, nothing in this

Agreement is (a) intended to confer upon any employee or former employee of Post, BellRing Inc. or any member of the Post Group or the BellRing Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of leave, or (b) to be construed to relieve any insurance company of any responsibility for any employee benefit under any Benefit Plan or any other Liability. Nothing in this Agreement is intended as an amendment to any Benefit Plan or employment practice.

6.7    Relation to Other Transaction Documents. In the event of a conflict between this Agreement and the Transaction Agreement, this Agreement shall control. This Agreement, together with the applicable portions of the Transaction Agreement and the Master Services Agreement, constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement.

6.8    Incorporation by Reference. This Agreement constitutes an “Ancillary Agreement” as defined by the Transaction Agreement, and any provision of the Transaction Agreement which applies to an Ancillary Agreement shall be deemed to be incorporated herein by reference as though set forth herein, mutatis mutandis, and made a part of this Agreement.

6.9    Effective Date of this Agreement. Once executed by Post, BellRing Inc. and BellRing LLC, this Agreement shall be effective upon the Effective Time.

6.10    Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Post, BellRing Inc. and BellRing LLC. Notwithstanding the foregoing, in the event that BellRing Inc. directly or indirectly acquires or creates a subsidiary which is not otherwise a direct or indirect subsidiary of BellRing LLC and which employs employees, the parties to this Agreement agree to re-negotiate this Agreement in good faith in order to, among other items, reflect that BellRing Inc. or such new subsidiary shall be responsible for Liabilities associated with such employees, including but not limited to their (and their dependents’) participation in BellRing Benefit Plans and/or Post Benefit Plans.

6.11    Termination.

(a)    Except as provided in subsection (b) below, this Agreement may be terminated only by the mutual consent of each of the parties to this Agreement.

(b)    Upon the occurrence of a Change of Control (as defined in this Agreement) of BellRing Inc. or BellRing LLC, or upon the occurrence of a change in control (as defined in the Post Holdings, Inc. 2019 Long-Term Incentive Plan) of Post, Post or its successor, as applicable, shall have the right, upon delivery of written notice to BellRing Inc. and BellRing LLC, to terminate this Agreement.

6.12    Survival. Except as expressly set forth in this Agreement, the provisions contained in:

(a)    Sections 2.2(b) (Health and Welfare Liabilities), 3.1(b) (Nonqualified Deferred Compensation Liabilities), 3.2(b)(ii) (Outstanding Post Awards – Potential Later Conversion), 4.1(b) (Canadian Liabilities), 5.1(a), 5.1(c) and 5.1(d) (Certain Benefit and Program Costs), 5.2 (Liabilities), 6.5 (Fiduciary Matters) and 6.6 (No Third-Party Rights) of this Agreement any Liabilities for the breach of any obligations contained herein;

(b)    Article V (Mutual Releases; Indemnification), Article VIII (Dispute Resolution) and Sections 9.4 (Governing Law), 9.7 (Notices), and 9.17(b) (No Recourse) of the Transaction Agreement incorporated herein by reference (as set forth in Section 6.8 of this Agreement); and

(c)    any other provision of the Transaction Agreement incorporated herein by reference which survives the Formation Transactions and the IPO, or the termination or expiration of the Transaction Agreement, shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed by their authorized representatives as of the date first above written.

POST HOLDINGS, INC.

By:
[name]
[title]

BELLRING BRANDS, INC.

By:
[name]
[title]

BELLRING BRANDS, LLC

By:
[name]
[title]

[Signature Page to Employee Matters Agreement]